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                                                                     EXHIBIT 5.1

                               PALMER & DODGE LLP

                   ONE BEACON STREET, BOSTON, MA 02108-3190





TELEPHONE: (617) 573-0100                            FACSIMILE: (617) 227-4420




                                          September 17, 2001



Antigenics Inc.
630 Fifth Avenue, Suite 2100
New York, New York 10111

Ladies and Gentlemen:

      We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Antigenics Inc. (the "Company") with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 66,255 shares (the "Shares") of the Company's Common Stock, $0.01 par value.

      We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors in connection with the authorization and issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

      Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

      The foregoing opinion is limited to Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof.

                                          Very truly yours,


                                          /s/ Palmer & Dodge LLP
                                          -------------------------------
                                          Palmer & Dodge LLP